Exhibit 10.26

TRANSITION AGREEMENT

This transition agreement (the “Agreement”) is made this 3rd day of December, 2020 by and between (a) MIDAS GOLD CORP., a corporation existing under the laws of the Province of British Columbia (the “Company”) and (b) PAULSON & CO. INC., a Delaware corporation (“Paulson”).

R E C I T A L S:

WHEREAS, Paulson, through funds it controls, has control or direction over an aggregate of 209,357,324 common shares of the Company (the “Common Shares”), representing approximately 44.1% of the Common Shares issued and outstanding as of the date hereof;

AND WHEREAS, Paulson, Idaho Gold Resources Company, LLC and the Company are parties to an amended and restated investor rights agreement dated as of March 20, 2020 (the “Investor Rights Agreement”), pursuant to which, among other things, Paulson is entitled to nominate two directors to the board of directors of the Company (the “Board”), currently being Marcelo Kim and Chris Papagianis (the “Current Paulson Nominees”);

AND WHEREAS, Paulson has requisitioned a special meeting of the shareholders of the Company by a letter dated November 20, 2020 (the “Requisition”) to: (i) remove five directors of the Board, (ii) fix the number of directors of the Board at eight, and (iii) elect five new independent directors to the Board;

AND WHEREAS the Company and Paulson (collectively, the “Parties”) have agreed to implement certain changes to the composition of the Board effective December 3, 2020 (the “Transition Date”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Requisition. Paulson hereby irrevocably agrees to withdraw the Requisition, effective immediately.
2.	Board Composition.
(a)

Contemporaneously with the execution of this Agreement, each of Keith Allred, Jaimie Donovan, Brad Doores, Jon Goode, Peter Nixon and Stephen Quin (collectively, the “Resigning Directors”) will deliver irrevocable resignations as directors of Company, such resignations to be effective at 6:00 p.m. EST on the Transition Date.

(b)

Immediately following the effective time of the resignation of the Resigning Directors, Paulson will cause the Current Paulson Nominees to appoint Bob Dean, David Deisley, Jeff Malmen, Chris Robison, Alex Sternhell and Laurel Sayer (collectively, the “New Directors”) to fill the vacancies on the Board resulting from the resignation of the Resigning Directors, in each case for a term expiring at the next annual meeting of the Company’s shareholders or earlier if the New Director otherwise ceases to hold office. Following these appointments, the Board will consist of eight directors, namely the six New Directors, and the two Current Paulson Nominees.

(c)

The Company shall promptly make all necessary filings required in connection with the resignation of the Resigning Directors and the appointment of the New Directors with any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Company.

(d)

The Company agrees that, upon appointment to the Board, the New Directors shall receive the same benefits of director and officer insurance and any indemnity and exculpation arrangements available generally to the other directors of the Board.

3.President and Chief Executive Officer.

(a)

Contemporaneously with the execution of this Agreement, the Company and Stephen Quin will enter into a Resignation Agreement, on the terms agreed to between the Company and Stephen Quin (and previously disclosed to Paulson), whereby Stephen Quin will step down as President and Chief Executive Officer of the Company effective at 6:00 p.m. EST on the Transition Date.

(b)

Immediately following the effective time of the resignation of Stephen Quin as President and Chief Executive Officer of the Company, the reconstituted Board will appoint a new President and Chief Executive Officer of the Company.

4.	2021 Annual Meeting of Shareholders. The Company agrees that it will use its reasonable best efforts to duly convene and hold its next annual meeting of shareholders by April 16, 2021.
5.

D&O Insurance. Until such date (the “Insurance Termination Date”) as is six years following the Transition Date, the Company shall: (a) continue to purchase and maintain directors’ and officers’ liability insurance for the benefit of the Resigning Directors and their respective heirs, executors, administrators and personal representatives that affords insurance coverage no less favourable to the Resigning Directors than exists as of the Transition Date; or (b) in the event that such insurance is discontinued or no longer available on commercially reasonable terms, purchase, maintain and administer, or cause to be purchased, maintained and administered, until the Insurance Termination Date, insurance for the benefit of the Resigning Directors and their respective heirs, executors, administrators and personal representatives (the “Run-Off Coverage”) that affords insurance coverage no less favourable to the Resigning Directors than exists as of the Transition Date, which Run-Off Coverage shall provide coverage only in respect of events occurring prior to the discontinuance of the prior insurance coverage. The Company will provide to each Resigning Director, on no less than an annual basis until the Insurance Termination Date, a copy of each insurance policy maintained by the Company for the benefit of the Resigning Directors and evidence of the Company’s compliance with its obligations under this Section 5. The Company will also provide to each Resigning Director prompt notice and evidence of each annual renewal of each applicable insurance policy and prompt notice if any insurer cancels, make material changes to coverage or refuses to renew coverage (or any part of the coverage) under any such policy.

6.

Consulting Agreements. In order to assist in the transition of the Board and provide the Company with the benefit of the experience and knowledge of the Resigning Directors regarding the Company, the Company shall, contemporaneously with the execution of this Agreement, enter into a consulting agreement in the form attached hereto as Schedule A (the “Consulting Agreement”) with each Resigning Director who is prepared to execute such Consulting Agreement.

7.Press Release and Non-Disparagement.

(a)	At 8:00 a.m. EST on December 4, 2020, the Company shall issue the press release attached hereto as Schedule B (the “Press Release”).
(b)

Paulson agrees that it shall not, and that it shall cause each of its affiliates and each director, trustee, officer, employee, partner, agent and representative of each of Paulson and each of its affiliates to not, directly or indirectly: (i) issue or cause the publication of any press release or make any public announcement, statement or comment (written, verbal or otherwise) regarding the matters that are the subject of this Agreement or the Press Release except substantially consistent with the disclosure in the Press Release; or (ii) make any public announcement, statement or comment (written, verbal or otherwise) regarding any act, matter or thing involving the Company (including the matters that are the subject of this Agreement and/or the Press Release) that would reasonably be expected to reflect adversely on the reputation of the Company or any of its current or former directors or officers including the Resigning Directors; provided that (X) nothing in this Section 7(b) shall prevent any person, including Paulson, from taking any action that such person is obliged by applicable law to take, from responding honestly to any securities or other regulatory enquiry or proceeding, from testifying truthfully in any civil or other proceeding or from taking any action to enforce any of such person’s rights under any agreement; and (Y) in the event that any Resigning Director breaches any of his or her obligations under clause 7 of the Consulting Agreement, Paulson will cease to be bound by any of the restrictions under this Section 7(b) in relation to that Resigning Director.

8.

Mutual Releases. Contemporaneously with the execution of this Agreement, the Company and Paulson, on the one hand, and each Resigning Director, on the other hand, will enter into a mutual release, with effect as of the effective time of the resignation by the Resigning Directors as directors of the Company, in the form agreed among the Company, Paulson and the Resigning Directors.

9.	Representations and Warranties. Each of the Company and Paulson hereby represents and warrants to the other as follows:

(a)	it has the power and capacity to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and
(b)

this Agreement has been duly and validly authorized, executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

10.

Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or sent to the recipient by email (if sent by email prior to 5:00 p.m. local time of the recipient on a business day or, if not, on the next business day), or one (1) business day after deposit with a reputable overnight courier service (charges prepaid), or three (3) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company and Paulson at the following addresses:

If to the Company:

Midas Gold Corp

890 – 999 West Hastings Street

Vancouver, British Columbia V6C 2W2

Attention: Liz Monger, Corporate Secretary

Email: lmonger@midasgoldcorp.com

with a copy to (which shall not constitute notice):

Voorheis & Co. LLP

Bay Adelaide Centre

333 Bay Street, Suite 810

Toronto, Ontario M5H 2R2

Attention: Frank W. Selke
Email: fselke@voorco.com

If to Paulson:

Paulson & Co. Inc.

1133 Avenue of the Americas, 33rd Floor

New York, New York 10036

Attention: Stuart Merzer

Email: [Redacted – Personal Information]

with a copy to (which shall not constitute notice):

Goodmans LLP

Bay Adelaide Centre – West Tower

333 Bay Street, Suite 3400
Toronto, Ontario M5H 2S7

Attention: Jon Feldman and Bill Gorman

Email: [Redacted – Personal Information] and [Redacted – Personal Information]

11.Miscellaneous.

(a)

Survival. The representations and warranties, covenants and agreements contained in this Agreement shall survive the execution of this Agreement and any investigation at any time by or on behalf of Paulson or the Company.

(b)

Entire Agreement. Other than the Investor Rights Agreement (as may be amended from time to time) and the Indemnity Agreement previously entered into by the Company with each Resigning Director, this Agreement and the agreements referenced herein contain the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior written and prior or contemporaneous oral agreements between the Parties with respect to such matters.

(c)

Beneficiaries. The provisions of Sections 2, 3, 4, 5 and 7 hereof are intended to be, in part, for the benefit of, and will be enforceable by, each of the Resigning Directors and their respective heirs, executors, administrators and personal representatives, and will be binding on the Company and Paulson and their respective successors and permitted assigns and, for such purpose: (i) the Company hereby confirms and agrees that it is acting as agent and trustee on behalf of the Resigning Directors; and (ii) no such provisions shall be amended without the prior written consent of the Resigning Directors.

(d)

Amendment. The provisions of this Agreement may be modified or waived only by a separate writing executed by the Company and Paulson expressly so modifying or waiving such agreements and subject to Section 11(c) hereof.

(e)

No Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(f)	Assignment. Any assignment or attempted assignment of this Agreement by either Paulson or the Company without the prior written consent of the other Party shall be void.
(g)

Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(h)

Specific Performance. The Parties agree that money damages would not be a sufficient remedy for any breach of this Agreement and that each of the Parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each Party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity.

(i)

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its signature on the execution page hereof to the other Party by email or pdf or by other electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

(j)

Governing Law and Attornment. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario sitting in the City of Toronto for any actions or proceedings arising out of or related to this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

MIDAS GOLD CORP.

Per:	/s/ Peter Nixon
	Name:	Peter Nixon
	Title:	Director

Per:	/s/ Keith Allred
	Name:	Keith Allred
	Title:	Director

PAULSON & CO. INC.

Per:	/s/ Michael Waldorf
	Name:	Michael Waldorf
	Title:	Authorized Signatory

SCHEDULE A

Form of Consulting Agreement

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT made effective December 3, 2020 (the “Effective Date”).

BETWEEN:

Midas Gold Corp.

Suite 890 - 999 West Hastings Street Vancouver, BC

Canada V5V 1N7

(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND:	[NAME AND ADDRESS OF RESIGNING DIRECTOR] (hereinafter referred to as the “Consultant”)

OF THE SECOND PART

WHEREAS:

A.The Consultant is a former director of the Company and, as such, has experience and expertise relating to the affairs of the Company;

B.The Company and Paulson & Co. Inc. (“Paulson”) have entered into a transition agreement of even date herewith (the “Transition Agreement”) which contemplates, among other things, the resignation of the Consultant as a director of the Company, the entering into between the Company and the Consultant of this Agreement and the issuance by the Company of a press release in an agreed form (the “Press Release”);

C.The Company wishes to retain the services of the Consultant on and from the Effective Date to provide advisory services to the Company; and

D.The Consultant has agreed to provide certain services to the Company on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the representations, covenants and agreements herein contained, the parties hereto have agreed and do hereby agree as follows:

1.

The Consultant will provide to the Company business advisory services (the “Services”) within the Consultant's area of expertise and experience where such expertise and experience relates to the Company.

2.

In consideration of the Consultant providing the Services referred to in Clause 1 hereof and subject to Clause 7 hereof, the Consultant agrees that the incentive stock options granted to the Consultant prior to the Effective Date and still outstanding on the Effective Date (as detailed in Schedule A) represent sufficient compensation for the Services rendered and no cash compensation will be paid in respect of the Services. The Consultant will not be eligible for any additional incentive stock option grants subsequent to the Effective Date.

3.

It is understood between the parties hereto that the Consultant shall be required to provide such services only to the extent specifically requested in writing by the Company from time to time, subject to Consultant’s availability, and that the Consultant may engage in other activities and businesses as the Consultant sees fit provided the Consultant performs the duties referred to in Clause 1 hereof as required.

4.	This Agreement shall be for a term commencing on the Effective Date and expiring on • [date of last expiring options] (the “Termination Date”).
5.

This Agreement may be terminated by the Consultant at any time but may only be terminated by the Company prior to the Termination Date with the consent of the Consultant; provided that no termination of this Agreement shall alter or affect the obligations of the Company and the Consultant under Clauses 7 and 8 below which, subject to the provisions therein, shall remain in full force and effect until the Termination Date.

6.

Any incentive stock options held by the Consultant are subject to the terms of the Company’s then current Evergreen Incentive Stock Option Plan. For greater certainty, during the term of this Agreement, the Consultant will be considered a “Service Provider” pursuant to the Company’s stock option plan and any unvested options held by the Consultant will continue to be eligible for vesting pursuant to their terms.

7.

The Consultant agrees that he or she shall not, and that he or she shall cause each of his or her affiliates and each director, trustee, officer, employee, partner, agent and representative of each such affiliate to not, directly or indirectly: (a) issue or cause the publication of any press release or make any public announcement, statement or comment (written, verbal or otherwise) regarding the matters that are the subject of the Transition Agreement or the Press Release except substantially consistent with the disclosure in the Press Release; or (b) make any public announcement, statement or comment (written, verbal or otherwise) regarding any act, matter or thing involving the Company (including the matters that are the subject of the Transition Agreement and/or the Press Release) that would reasonably be expected to reflect adversely on the reputation of the Company or Paulson or any of their respective current or former directors or officers; provided that: (X) nothing in this Clause 7 shall prevent any person, including the Consultant, from taking any action that such person is obliged by applicable law to take, from responding honestly to any securities or other regulatory enquiry or proceeding, from testifying truthfully in any civil or other proceeding or from taking any action to enforce any of such person’s rights under any agreement; and (Y) in the event that the Company breaches any of its obligations under Clause 8 of this Agreement, or Paulson breaches any of its obligations under Section 7(b)

of the Transition Agreement, the Consultant will cease to be bound by any of the restrictions under this Clause 7. This Clause 7 is intended to be, in part, for the benefit of, and will be enforceable by, Paulson, and will be binding on the Consultant and this Clause 7 shall not be amended without the prior written consent of Paulson.

8.

The Company agrees that it shall not, and that it shall cause each of its affiliates and each director, trustee, officer, employee, partner, agent and representative of each of the Company and each of its affiliates to not, directly or indirectly: (a) issue or cause the publication of any press release or make any public announcement, statement or comment (written, verbal or otherwise) regarding the matters that are the subject of the Transition Agreement or the Press Release except substantially consistent with the disclosure in the Press Release; or (b) make any public announcement, statement or comment (written, verbal or otherwise) regarding any act, matter or thing involving the Company (including the matters that are the subject of the Transition Agreement and/or the Press Release) that would reasonably be expected to reflect adversely on the reputation of the Consultant; provided that: (X) nothing in this Clause 8 shall prevent any person, including the Company, from taking any action that such person is obliged by applicable law to take, from responding honestly to any securities or other regulatory enquiry or proceeding, from testifying truthfully in any civil or other proceeding or from taking any action to enforce any of such person’s rights under any agreement; and (Y) in the event that the Consultant breaches any of its obligations under Clause 7 of this Agreement, the Company will cease to be bound by any of the restrictions under this Clause 8.

9.	This Agreement may not be assigned by either party.
10.

Any notice under this Agreement shall be given in writing and delivered to the party to receive such notice at the address of the party indicated on page 1 hereof, or at such other address as any party may hereafter designate by notice in writing. Such notice shall be effective forthwith from the date of delivery.

11.

Other than the Indemnity Agreement previously entered into by the Company with the Consultant, the Transition Agreement and the other agreements referenced herein and therein, this Agreement represents the entire agreement among the parties relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, between the parties. This Agreement may not be amended or otherwise modified except by an instrument in writing signed by all parties.

12.	This Agreement shall be construed under and governed by the laws of the Province of Ontario.
13.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.
14.

This Agreement may be executed in any number of counterparts and may be delivered by facsimile or other electronic means and each of such counterparts so executed and delivered will be deemed to be an original and collectively shall constitute one agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

MIDAS GOLD CORP.
by
	Authorized Signatory	[Name of Resigning Director]

EXHIBIT A

Consultant’s incentive stock options as of the Effective Date:

Option Cert #	Date of Grant	Date of Vesting	Date of Expiry	Total # of Options Remaining Under this Option Cert.	Exercise Price (Cdn. $)

SCHEDULE B

Press Release

Midas Gold Provides Corporate Update

- Six New Directors Appointed to Board of Midas Gold Corp. -

- Ms. Laurel Sayer Appointed President and CEO of Midas Gold Corp. -

- Reaffirms Timing for Release of Feasibility Study on Stibnite Gold Project in December -

VANCOUVER, BRITISH COLUMBIA – Midas Gold Corp. (MAX:TSX / MDRPF:OTCQX, “Midas Gold” or the “Company”) announced today the transition of five members the Company’s current Board of Directors (the “Board”) to five new, independent directors who will assist the Company in moving the Stibnite Gold Project (the “Project”) through the remaining phase of permitting under the National Environmental Policy Act and into construction and operations.  The decision comes as a part of a transition agreement between the Company and Paulson & Co. Inc. (“Paulson”), which owns 44.1% of the outstanding common shares of the Company.  As part of the agreement, Stephen Quin has resigned as President, CEO and a director of the Company and has been succeeded by Ms. Laurel Sayer, currently President and CEO of the Company’s wholly-owned subsidiary, Midas Gold Idaho, Inc. (“Midas Gold Idaho”).

The transition agreement results in the resignation from the Board of the following members: Keith Allred, Jaimie Donovan, Brad Doores, Jon Goode, and Peter Nixon, effective today.

“We are confident in the management team at Midas Gold and the value provided by the Stibnite Gold Project,” said Peter Nixon, former Lead Director of Midas Gold.  He added, “Today’s transition allows the Company to continue to focus on the execution of its business plan, the successful completion of the permitting process, and the Company’s continuing efforts to create value for all stakeholders.”

“We are grateful for the dedicated service Brad, Jaimie, Jon, Keith, and Peter gave to Midas Gold over the years,” said Laurel Sayer, newly appointed President and CEO of Midas Gold. “Their leadership, guidance and commitment to designing a Project that will clean up an abandoned site and benefit the surrounding communities established a strong footing for the Company, which will be critical as the Project moves forward.”

In their roles as the remaining two directors of the Company, Marcelo Kim and Chris Papagianis appointed the following five independent directors to fill Board vacancies:  Bob Dean, David Deisley, Jeff Malmen, Chris Robison and Alex Sternhell. In addition to being named President and CEO of Midas Gold, Laurel Sayer has also been appointed a director of the Company.

Marcelo Kim said, “We are delighted to welcome Laurel to the role of President and CEO of Midas Gold Corp.  Having been the leader of Midas Gold Idaho since 2016, she is a proven leader with a track record of success and has the skills necessary to achieve the Company’s strategic objectives.”

“The changes implemented today position Midas Gold for the future stages of its development,” said Mr. Kim. He added, “We are enthusiastic about the Company’s future, are appreciative of the outgoing directors’ willingness to facilitate the transition and look forward to working closely and collaboratively with the Company’s new independent directors and management team to bring the Project to fruition.”

“On behalf of the Company and all its stakeholders, I thank Stephen Quin for his tireless and exemplary service.  The Company wishes him well in all his future endeavors,” said Mr. Nixon.

Mr. Quin, who has served as President and Chief Executive Officer from the inception of the Company in 2011, will be available to assist the Company over the next three months to ensure a smooth executive transition.

“Stephen set the vision for this Project, he brought together an all-star team and led Midas Gold with integrity. He has provided a foundation that will continue to be the strength of the Project as it moves forward,” said Ms. Sayer. “We are forever grateful for Stephen’s leadership and will continue to implement his vision of a Project that restores the environment, incorporates the needs and feedback of all stakeholders, and pushes forward a new generation of responsible, modern mining.”

The changes announced today will have no impact on Midas Gold’s proposed Project or commitments. The Company remains focused on restoring the site, providing Idaho with more than 1,000 direct and indirect family wage jobs and securing America’s only domestically mined supply of the critical mineral antimony. The Community Agreement Midas Gold signed with eight of the communities closest to the Project also remains intact.

“Paulson & Co. believes in the Stibnite Gold Project and the Idaho team which has worked diligently to bring it this far,” said Mr. Kim. “We know this Project is an enormous opportunity for Idaho and has the potential to establish a new precedent for precious metal and critical mineral development. Developing this Project will provide the financial resources necessary to address the legacy issues that remain at the historical Stibnite Mining District following a century of mining. In addition to cleaning up a brownfield site, the Stibnite Gold Project will reduce America’s reliance on foreign sources for antimony, which is critical to the national defense, aerospace, energy (including renewables), and technology industries.”

Biographies of the new independent directors added to the Company’s board follow.  These new directors will join existing directors Marcelo Kim and Chris Papagianis.

•

Bob Dean, who was raised in Idaho and now resides in Boise, has over two decades of experience in business, investment management, corporate finance, and capital markets, having spent over 20 years at Allen & Company. He is currently the Managing Member of Gemstone Capital and Co-Owner of Ada Sand & Gravel, one of the largest independent producers of construction aggregates in Southwestern Idaho. Mr. Dean is a Board Member of Natural Intelligence Systems, Inc., an Advisory Committee Member at Greybull Stewardship, and serves as a Board Member of several non-profits including Trailhead Boise, MoFi, and Ramapo for Children.

•

David Deisley, who resides in Salt Lake City, Utah, most recently led the successful permitting effort for the Donlin Gold Project in Alaska for NovaGold Resources and brings extensive recent permitting experience in the U.S. as well as a wealth of experience in corporate affairs, native/tribal stakeholder engagement, legal governance, litigation, and mergers and acquisitions. Prior to his tenure with NovaGold, Mr. Deisley was the Executive Vice President, Corporate Affairs and General Counsel for Goldcorp and previously worked at Barrick Gold.

•

Jeff Malmen, a native Idahoan who resides in Boise, is currently the Senior Vice President of Public Affairs for IDACORP and Idaho Power, where he has worked since 2007. In his role, he oversees government and regulatory affairs, corporate communications, and corporate services, including supply chain, real estate and facilities. Prior to that, Mr. Malmen enjoyed a 21-year career in state and federal politics, most recently as Chief of Staff for Idaho Governor C.L. “Butch” Otter and Idaho Governor Phil Batt prior to that. He also served as Administrator of the Division of Financial Management for Idaho Governor Dirk Kempthorne. He is the Vice Chairman of the Idaho Association of Commerce and Industry and Board Member of the Idaho Mining Association.

•

Chris Robison, who resides in Denver, Colorado and was most recently Chief Operating Officer for Newmont Mining, the world’s largest gold miner, brings extensive expertise in mining, metallurgy, project development, mine safety, stakeholder engagement, environmental issues, corporate social responsibility, supply chain, mergers and acquisitions, capital investments, business improvement and regulatory issues. Prior to his role at Newmont, Mr. Robison had a distinguished career at Rio Tinto Minerals and Kennecott Utah Copper.

•

Laurel Sayer, based in Boise, Idaho has served as President and CEO of Midas Gold Idaho, since 2016. Before her appointment as CEO, Ms. Sayer served on the Midas Gold Board for two years.  Prior to her appointment to the Midas Gold Board, she worked as the executive director of the Idaho Coalition of Land Trusts (ICLT), which is dedicated to supporting and advancing private land conservation in Idaho. Ms. Sayer also spent more than two decades working on policy matters with Idaho Congressman Mike Simpson and Idaho United States Senator Mike Crapo, with an emphasis on natural resource issues.

•

Alex Sternhell, based in Chevy Chase, Maryland, is one of the top Washington strategists and lobbyists helping to shape U.S. public policy as Principal of the Sternhell Group. Mr. Sternhell has more than two decades of experience working on Capitol Hill. He served as the Democratic Deputy Staff Director of and Senior Policy Advisor to the U.S. Senate Committee on Banking, Housing and Urban Affairs as well as the Staff Director for the Senate Banking Subcommittee on Securities and Investment. He played a key role in drafting and negotiating nearly every major piece of financial services legislation in recent history, including Sarbanes-Oxley, the Terrorism Risk Insurance Act, and Gramm-Leach Bliley.

The Company also announced today that it will hold its 2021 annual meeting of shareholders by April 16, 2021, where all shareholders will be afforded the opportunity to vote on the election of the Company’s directors.

Midas Gold continues to advance towards completion of its feasibility study on the Stibnite Gold Project and anticipates issuing the results of the study before the end of the year.

Additional information regarding the transition arrangements announced today is included in the Transition Agreement, which will be filed by Midas Gold on its SEDAR profile at www.sedar.com.

About Midas Gold and the Stibnite Gold Project

Midas Gold Corp., through its wholly owned subsidiaries, is focused on the exploration and, if warranted, site restoration and redevelopment of gold-antimony-silver deposits in the Stibnite-Yellow Pine district of central Idaho that are encompassed by the Stibnite Gold Project.

For further information about Midas Gold Corp., please contact:

Liz Monger -- Manager, Investor Relations (t): 778.724.4704

(e): info@midasgoldcorp.com

Facebook: www.facebook.com/midasgoldidaho Twitter: @MidasIdaho

Website: www.midasgoldcorp.com

Forward-Looking Information:

Statements contained in this news release that are not historical facts are “forward-looking information” or “forward-looking statements” (collectively, “Forward-Looking Information”) within the meaning of applicable Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995. Forward Looking Information includes, but is not limited to, disclosure regarding possible events, next steps and courses of action including actions to be taken in respect of the transition matters outlined herein; the permitting process; the impact on the Company’s proposed Project or commitments; the potential for establishing new precedent for mineral development, provision of financial resources to address legacy issues at the Project and reduction of reliance on foreign sources for antimony; and the timing for (i) holding the Company’s 2021 annual meeting of shareholders; and (ii) completion of a feasibility study on the Project, including the release of the results thereof.  Forward-Looking Information involves known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results expressed or implied by the Forward-Looking Information. In preparing the Forward-Looking Information in this news release, Midas Gold has applied several material assumptions, including, but not limited to, assumptions that the current objectives concerning the Project can be achieved and that its other corporate activities will proceed as expected; that general business and economic conditions will not change in a materially adverse manner; that the permitting process will proceed in a timely manner and as expected; that agency engagement, cooperation and collaboration will follow the agreed upon and proceed as expected; that the transition matters outlined herein will proceed as expected and will not affect the Company’s business or prospects in a materially adverse manner; and that all requisite information will be available in a timely manner. Forward-Looking Information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Midas Gold to be materially different from any future results, performance or achievements expressed or implied by the Forward-Looking Information. Such risks and other factors include, among others, changes in laws and regulations and changes in the application of standards pursuant to existing laws and regulations which may result in unforeseen results in the review process under the National Environmental Policy Act; risks related to dependence on key personnel; risks related to unforeseen delays in the review process including availability of personnel from the applicable state,  federal and local agencies and regulatory bodies (including, but not limited to, future US government shutdowns); risks related to opposition to the Project; risks related to the outcome of litigation and potential for delay of the Project, as well as those factors discussed in Midas Gold's public disclosure record. Although Midas Gold has attempted to identify important factors that could affect Midas Gold and may cause actual actions, events or results to differ materially from those described in Forward-Looking Information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that Forward-Looking Information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  There can be no assurance that Forward-Looking Information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on Forward-Looking Information. Except as required by law, Midas Gold does not assume any obligation to release publicly any revisions to Forward-Looking Information contained in this news release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.